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                                                           EXECUTION COPY

                             EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (this "Agreement"), made and entered into on the 20th day of December, 1996 (the "Effective Date"), by and among Montgomery Ward & Co., Incorporated, an Illinois corporation (together with its successors and assigns permitted under this Agreement, the "Company"), Montgomery Ward Holding Corp., a Delaware corporation ("Holding") and Roger
V. Goddu (the "Executive").


                                 W I T N E S S E T H

     WHEREAS, the Company desires to employ the Executive and the Executive desires to accept such employment, subject to the terms and provisions of this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants and premises contained herein, the parties hereto agree as follows:

     1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

      (a) "Affiliate" of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with, the person or other entity specified.

      (b) "Base Salary" shall mean the salary provided for in Section 4 herein.

      (c) "Board" shall mean the Board of Directors of any one or more of the Company, Holding and each Subsidiary, as the context may provide.

      (d)  "Cause" shall mean any one or more of the following:

         (i) the Executive is convicted of a felony involving moral turpitude or any other felony if in the case of such other felony the Executive is unable to show that he

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(A)  acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, Holding or any Subsidiary or
(B) had no reason to believe his conduct was unlawful;

         (ii) a majority of the Company's Board, consisting of at least a 2/3 majority of the non-management directors, determines that:

               (A) the Executive has engaged in illegal conduct which is materially injurious to the Company;

               (B) the Executive has engaged in conduct that constitutes willful or gross misconduct in carrying out his duties under this Agreement; or

               (C) the Executive has neglected or refused, after written notice from the Board of the Company, to attend to the material duties assigned to him by such Board, provided that such duties are consistent with his position, duties and responsibilities as set forth in Section 3 herein.

      (e) A "Change in Control" shall mean (i) any sale, lease, license, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the business and/or assets of the Company or Holding or (ii) the possession by any person or entity (other than Holding, General Electric Capital Corporation or an Affiliate of either of them) of beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of either (A) a number of securities carrying a greater voting power than General Electric Capital Corporation and its Affiliates taken together or (B) over 50% of the then outstanding voting securities of the Company; PROVIDED, that in the case of either (A) or (B), no Change in Control shall be deemed to occur unless and until, after the occurrence of such event, a majority of the members of the Board of the Company or Holding are removed or replaced within six months following any event described in either (A) or (B) above.

      (f) "Constructive Termination" shall mean a termination of the Executive's employment at his initiative within six months following the occurrence (except in consequence of a prior termination), without the Executive's prior written consent, of one or more of the following


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events, in each such case after the Executive shall have given the Company
(A) prior written notice reasonable in the circumstances and (B) an opportunity to cure reasonable in the circumstances:

         (i) a reduction in the Executive's then current Base Salary or Annual Bonus opportunity (as described in Section 5 herein) or the termination or material reduction of any material employee benefit or perquisite enjoyed by him (other than as part of an across-the-board reduction of such benefit or perquisite applicable to all executive officers of the Company);

         (ii) reduction by overt action of the Board in the scope of the responsibilities and authority assigned to the position held by the Executive or a removal of the Executive from any of the positions (including any directorship) described in Section 3(a) herein (other than in connection with or as a result of the sale, transfer or dissolution of any Subsidiary) or the creation of a position (other than member of a Board) in the Company of equal or superior rank to the highest position then held by the Executive in the Company;

         (iii) the failure of the Company or Holding, as appropriate, to obtain the assumption in writing of its obligation to perform this Agreement by any successor to the Company, Holding or their business within 15 days after the occurrence of the transaction which results in such person or entity becoming a successor to the Company, Holding or their business; or

         (iv)  a Change in Control.

      (g) "Current Employer" shall mean Toys "R" Us, Inc. and any subsidiary thereof.

      (h) "Disability" shall mean the Executive's inability to substantially perform his duties and responsibilities under this Agreement by reason of any physical or mental incapacity, as determined by a majority of the Company's Board, consisting of a least a 2/3 majority of the non-management directors, for 90 days in any period of 180 consecutive days.

      (i)  "ERISA" shall mean the Employee Retirement Income Security Act of
1974.


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      (j)  "Fair Market Value Per Share" shall mean the fair market value of a share of Class A Common Stock of Holding as determined in accordance with
Article III of the Stockholders' Agreement.

      (k) "Plan" shall mean the Montgomery Ward & Co., Incorporated Stock Ownership Plan.

      (l)  "Start Date" shall mean January 6, 1997.

      (m)  "Stock" shall mean all capital stock of Holding.

      (n) "Stockholders' Agreement" shall mean that certain Stockholders' Agreement, dated as of June 18, 1988, as amended through December 10, 1996.

      (o) "Subsidiary" shall mean any corporation in which the Company or Holding owns, directly or indirectly, more than 50% of the outstanding voting securities of such corporation entitled to vote in the election of directors.

     2. AGREEMENT TERM AND EMPLOYMENT PERIOD. The Company hereby employs the Executive, and the Executive hereby accepts such employment, pursuant to the terms and conditions set forth in this Agreement. The term of this Agreement shall commence on the date hereof and shall end on December 31, 2001. The employment period shall commence on the Start Date and end on the earlier of (i) the effective date of any terminations of employment and (ii) December 31, 2001 (the "Employment Period"). This Agreement is void if the Executive has not submitted his written resignation to Current Employer by the close of business on December 20, 1996 and delivered a copy thereof to the Company.

     3.  POSITION, DUTIES AND RESPONSIBILITIES.

      (a) During the Employment Period, the Executive shall be employed and serve as the Chairman of the Board and Chief Executive Officer of the Company and the Chief Executive Officer of Holding (or such other position or positions as may be agreed upon in writing by the Executive and the Company). The Executive's services shall be performed in Chicago, Illinois and the Executive shall not be transferred outside that area without his consent, other than for normal business travel and temporary assignments. In addition, Executive is entering into this Agreement on the basis that, pursuant to the terms of the Stockholders'


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Agreement the Executive and a designee of the Executive shall be elected a member of the Board of Holding and the Company and, following such election, each shall be nominated and recommended for election to each such Board at each annual meeting of such entity held during the Employment Period. The Executive shall report only to the Board of the Company and the Board of Holding, or a duly organized committee thereof, and shall be a member of any Board committee directed to formulate the strategic direction to be taken by the Company or Holding. The Executive shall make, at his earliest convenience, a recommendation to the Board of the Company and Holding, or such committee, as to all strategic planning issues for the Company.

     (b) The Executive shall perform such duties and carry out such responsibilities incident to his position as may be determined from time to time by the Board of the Company, which shall be consistent with the duties and responsibilities customarily performed by persons in a similar executive capacity. Subject to periods of vacation, sick leave, and the like to which he may be entitled, the Executive shall devote all of his business time, attention and skill to the performance of such duties and responsibilities, and shall use his best efforts to promote the interests of the Company.

     (c) Notwithstanding anything to the contrary contained herein, nothing shall preclude the Executive from (i) serving on the boards of trade associations and/or charitable organizations (subject to the reasonable approval of the Board of the Company), (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that such activities individually or collectively do not interfere with the proper performance of his duties and responsibilities hereunder.

     (4) BASE SALARY. During the Employment Period, the Company shall pay to the Executive for the services to be rendered by the Executive hereunder a base salary at the rate of One Million Dollars ($1,000,000) per annum ("Base Salary"), increasing at the rate of $50,000 per year in each successive year ("Minimum Increase"). Base Salary shall be reviewed at least once each year and may be increased in excess of the Minimum Increase at any time from time to time in the discretion of the Board of the Company, and shall be payable in accordance with the Company's customary payroll


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practices applicable for senior-level executives generally. After any increase in Base Salary (whether as a result of a Minimum Increase or otherwise), Base Salary shall not thereafter be reduced.

      5.  ANNUAL BONUS; RELOCATION; SUPPLEMENTAL PENSION PAYMENTS.

     (a) In addition to the Base Salary and any other benefits or emoluments received from the Company, Holding or any Affiliate thereof, the Executive shall be eligible to receive an annual cash bonus in an amount equal to not more than 50% of the Base Salary (as the same may be increased from time to time) (the "Annual Bonus"), payable within the first fiscal quarter following the close of each of the Company's fiscal years during the Employment Period. The Annual Bonus shall be based on performance targets to be established from time to time by the Board of the Company (or any committee thereof appointed for such purpose); provided that for the fiscal years ending in 1997, 1998 and 1999, the Annual Bonus will not be less than $350,000 for each of such years without regard to such performance targets. The Annual Bonus may be increased by up to an additional 50% of the Base Salary (as the same may change from time to time), based on the achievement of exceptional performance against the aforementioned targets, as determined by the Board of the Company in the good faith exercise of its business judgment.

     (b) The Company and the Executive shall, simultaneously with execution and delivery of this Agreement, execute and deliver the Relocation Agreement attached hereto as Exhibit A.

     (c) The Company shall provide for a supplemental pension benefit on the same terms and conditions as Executive's current pension arrangement with an actuarial present value at age 60 of $3.9 million subject to the Executive's providing to the Company W-2 Forms for the five years ending on December 31, 1995 or an earnings history from Current Employer for the same period.

      6.  STOCK OPTION AWARDS.

     (a) Holding shall, as promptly as possible following the Effective Date, receipt of shareholder approval pursuant to Section 6(g) hereof and the execution by the Executive of the Stockholders' Agreement (subject to


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certain amendments as agreed in that certain letter agreement dated the date hereof among the Executive, Holding, General Electric Capital Corporation and Bernard F. Brennan), grant to the Executive non-qualified stock options (the "Options"), pursuant to the Plan, to purchase that number of shares of Class A Common Stock Series 3 of Holding equal to 5% of the issued and outstanding shares of Stock on a fully diluted basis after giving effect to the Options granted hereunder, as of the date of this Agreement. For purposes of this calculation, the number of shares of Stock underlying the Options shall be adjusted upwards from time to time until the last day of the fiscal year of the Company ending on or about December 31, 1998, to give effect to the grant of stock options during such period to management employees of the Company covering up to 10% of the outstanding shares of Stock (the "Management Options") on a fully diluted basis after giving effect to such grants. Such Options shall be granted pursuant to the terms and conditions of the Plan and such additional terms and conditions as may be customary or appropriate in the circumstances.

     (b) Subject to the terms of this Agreement and the provisions of the Plan, the Options shall (i) have a per share exercise price equal to the Fair Market Value Per Share as of December 29, 1996 (i.e. the first day of the 1997 fiscal year) and (ii) become vested on the basis of cumulative installments of 25% of the underlying shares on each of December 31, 1997 and the last day of each successive fiscal year of the Company until the Option is 100% vested; PROVIDED HOWEVER, that an Option will not vest unless the Executive is at the applicable date of determination, and has been at all times since the date of grant of the Option, employed by the Company. Only Options which are vested may be exercised.

     (c)  Once any Option becomes vested, it shall remain exercisable until
(i) three (3) months after the date of cessation of the Executive's employment with the Company, if such cessation occurs due to the Executive's voluntary termination as provided under Section 9(e) or termination for Cause as provided under Section 9(c), or (ii) the third anniversary of the date of cessation of the Executive's employment with the Company for any other reason.

     (d) The Options contemplated hereby (and the underlying shares of Stock) and the Management Options shall equally dilute all holders of Stock then outstanding (taking


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into account the impact of then outstanding stock options of Holding).

      (e) Subject to the Executive's put rights described in Section 6(f), Holding shall have the right to repurchase any shares of Stock, (the "Call Shares") acquired by the Executive pursuant to the exercise by the Executive of his vested Options in accordance with the terms of this Agreement, at any time and from time to time during the period beginning on the date of termination of the Executive's employment hereunder and ending on the date that is 90 days after the expiration of all of the Executive's rights to exercise his vested Options. The purchase price (the "Call Purchase Price") for such Call Shares shall be equal to the Fair Market Value per Share as of the first day of the fiscal year in which the Closing Date (as defined below) occurs determined in accordance with Section 3.10 of the Stockholders' Agreement, multiplied by the number of Call Shares being purchased by Holding. Holding shall exercise its rights hereunder by delivering a written notice to the Executive setting forth the number of Call Shares it is purchasing and the expected date of closing, which shall be no later than 10 days after the date of such written notice (the "Closing Date"). On the Closing Date, the Executive shall deliver to Holding stock certificates representing the Call Shares being purchased by Holding free and clear of any and all liens, claims or encumbrances of any kind in exchange for the Call Purchase Price by check or wire transfer in immediately available funds.

     (f) The Executive shall have the right, at any time and from time to time during the period beginning on December 31, 1997 and ending on the date that is 90 days after the expiration all of the Executive's rights to exercise his vested Options, to request Holding to repurchase any shares of Stock (the "Put Shares") acquired by the Executive pursuant to the exercise by the Executive of any vested Option in accordance with the terms of this Agreement. The purchase price (the "Put Purchase Price") for each such Put Share shall be equal to the Fair Market Value Per Share as of the first day of the fiscal year of the Company in which the Executive Notice is given, determined in accordance with Section 3.10 of the Stockholders Agreement, multiplied by the number of Put Shares being purchased by Holding. The Executive may exercise his rights hereunder by delivering a written notice (the "Executive Notice") to Holding setting forth (i) the number of Put Shares it is requesting Holding to purchase;


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and (ii) the date ("Put Closing Date") upon which the purchase of such Put
Shares shall occur, which shall not be less than 30 nor more than 90 days after the Executive Notice. Holding shall, within 10 days of receipt of such Executive Notice, provide the Executive written notice stating whether it can repurchase all or part of such Put Shares. If Holding determines that it cannot repurchase all the Put Shares, it shall so specify in its notice and set forth the reasons therefor; provided, that the only reason Holding may decline to purchase such Put Shares will be the Limitations (as defined and applied in Article IV of the Stockholders Agreement). In such event, however, Holding will purchase Put Shares to the extent permitted by the Limitations (as defined and applied in Article IV of the Stockholders Agreement). If Holding fails to provide such notice, it will be deemed to have given notice that it will repurchase all of the Put Shares covered by the Executive Notice subject to the Limitations (as defined and applied in Article IV of the Stockholders Agreement).

On the Put Closing Date, the Executive shall deliver to Holding stock certificates representing the Put Shares being purchased by Holding free and clear of any and all liens, claims or encumbrances of any kind in exchange for the Put Purchase Price which shall be payable as provided in section 3.9 of the Stockholders Agreement in 25% cash and 75% promissory notes.

The obligation of Holding provided hereunder to purchase Put Shares shall not exceed a total of $15,000,000 in the aggregate in any fiscal year of the Company, beginning with the 1998 fiscal year (and, to the extent purchases are less than $15,000,000 in any such fiscal year, such unutilized portion shall be rolled over to the next fiscal year on a cumulative basis), up to an aggregate amount of $75,000,000 for all such purchases of Put Shares, such amounts to be determined on a cashless exercise basis (i.e. the spread of the Fair Market Value Per Share paid over the exercise price for such option shares).

     (g) Promptly after the Effective Date, Holding shall seek all approvals of its stockholders necessary to effectuate the terms of the Options reflected in this Agreement, including without limitation any necessary amendments to the certificate of incorporation of Holding or the Plan, and any such amendments as are necessary to comply with the provisions of this
Section 6, and shall recommend such approval to its stockholders.


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     7.  EMPLOYEE BENEFIT PROGRAMS.  During his employment with the Company, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company's senior-level executives or its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded on unfunded. The Executive shall be entitled to post-retirement welfare benefits, if any, as are made available by the Company to its senior-level executives generally.

     8.  REIMBURSEMENT OF BUSINESS EXPENSES; PERQUISITES; VACATION.

     (a) The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company or Holding, as appropriate, shall promptly reimburse him for all such expenses, subject to documentation in accordance with its Company's policy.

     (b) During the Employment Period, the Executive shall be entitled to participate in any of the Company's executive fringe benefits (including any benefits relating to tax and financial planning services), in accordance with the terms and conditions of such arrangements as are in effect from time to time for the Company's senior-level executives generally.

     (c) During the Employment Period, the Executive shall be entitled to four weeks paid vacation per year in accordance with the policies of the Company as in effect from time to time with respect to senior executives of the Company.

     (d) The Company shall pay to the Executive on or before January 6. 1997 the amount of $2,221,948 as compensation for benefits which have been accrued with the Executive's present employer and which shall be lost upon


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Executive's acceptance of employment with the Company pursuant to this
Agreement.

     (e) On or before January 6, 1997, the Company shall loan to Executive the principal amount of $2,000,000, which loan ("Loan") shall be due and payable 5 years from the date said loan is made, with interest accruing annually at Libor plus 25 basis points (.25%) and payable annually in arrears on each January 6 during the loan term and shall be evidenced by a promissory note in substantially the form attached as Exhibit B.

     (f) Nothing herein shall be construed to prevent the Company from amending, altering, eliminating or reducing any plans, benefits or programs so long as the Executive continues to have the opportunity to receive compensation and benefits consistent with Sections 8(a) through (c).

     9. TERMINATION OF EMPLOYMENT.

     (a) TERMINATION DUE TO DEATH. In the event the Executive's employment is terminated due to his death, then, this Agreement shall terminate without further obligation of the Company or Holding under this Agreement to the Executive's legal representatives other than those accrued hereunder or under the terms of applicable Company plans or programs which take effect at the date of his death or those obligations provided in this Section 9(a). Provided the lawful representative of the Executive's estate shall have executed an employment release as mutually agreed by the parties at the time of execution (the "Employment Release"), such estate shall be entitled to:

       (i) all unpaid Base Salary through the end of the month in which the death occurs;

      (ii) in lieu of any Annual Bonus, an amount equal to 50% of the Base Salary in effect on the date of death;

     (iii) the right to exercise the Options to the extent vested pursuant to the vesting schedule set forth in Section 6(b), but, as provided in
Section 6(c), only until the third anniversary of the Executive's death;

      (iv) the Loan shall be amended and restated to provide a maturity date of the third anniversary of the date of death;


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       (v)  any amount earned, accrued or owing to the Executive but not yet paid under Section 8 herein; and

      (vi) other or additional benefits in accordance with the plans and programs of the Company referred to in Section 7 herein, and reimbursement of any employee benefit contribution paid by the Executive's family pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA").

     (b) TERMINATION DUE TO DISABILITY. In the event the Executive's employment is terminated due to his Disability, then, provided the Executive or his legal representative shall have executed the Employment Release, the Executive shall be entitled to:

       (i) all unpaid Base Salary through the date of termination due to Disability;

      (ii) in lieu of any Annual Bonus, an amount equal to 50% of the Base Salary in effect at the date of such termination;

     (iii) the benefits due him under any then current disability program of the Company;

      (iv) the right to exercise the Options to the extent vested pursuant to the vesting schedule set forth in Section 6(b), but, as provided in Section 6(c), only until the third anniversary of the date of the Executive's termination due to his Disability;

       (v) the Loan shall be amended and restated to provide a maturity date of the third anniversary of the date of termination due to Disability;

      (vi) any amount earned, accrued or owing to the Executive but not yet paid under Section 8 herein; and

     (vii) other or additional benefits in accordance with the plans and programs of the Company referred to in Section 7 herein, and reimbursement of any employee benefit contribution paid by the Executive or Executive's family pursuant to COBRA.

     In no event shall a termination of the Executive's employment for Disability occur unless the party terminating


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his employment gives written notice to the other party in accordance with
Section 21 herein.

     (c)  TERMINATION BY THE COMPANY FOR CAUSE.

       (i) A termination for Cause shall not take effect unless the provisions of this clause (i) are complied with. The Executive shall be given written notice by the Board of the Company of its intention to terminate him for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within six (6) months of the Board of the Company learning of such act or acts or failure or failures to act. The Executive shall have ten (10) days after the date that such written notice has been given to the Executive in which to cure such conduct, to the extent such cure is possible. If he fails to cure such conduct, the Executive shall then be entitled to written notice by the Board of the Company confirming that, in their judgment, grounds for Cause on the basis of the original notice exist, at which time his employment with the Company shall thereupon be terminated for Cause.

      (ii) In the event the Company terminates the Executive's employment for Cause, then, provided the Executive shall have executed the Employment Release, the Executive shall be entitled to:

          (A) all unpaid Base Salary through the date of termination of his employment for Cause;

          (B) the right to exercise the Options to the extent vested pursuant to the vesting schedule set forth in Section 6(b), but, as provided in Section 6(c), only until the end of the third month after the date of the Executive's termination;

          (C) any amounts earned, accrued or owing to the Executive but not yet paid under Section 8 herein; and

          (D) other or additional benefits in accordance with the plans or programs of the Company referred to in Section 7 herein.

     (iii) If the Executive is terminated for Cause pursuant to Section 9(c) the Loan shall become due and


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payable, including any interest accrued, 90 days after such termination.

      (iv) If the Executive is terminated for Cause solely as the result of being convicted of a felony, which conviction is ultimately reversed on appeal, the Executive shall be deemed to have been terminated without cause and shall be entitled to the benefits provided under Section 9(d) to the extent such benefits are greater than those received by the Executive in accordance with Section 9(c), provided, that the date of termination shall be deemed to be the date of the original termination.

     (d) TERMINATION WITHOUT CAUSE OR CONSTRUCTIVE TERMINATION. In the event the Executive's employment is terminated without Cause, other than due to Disability or death, or in the event there is a Constructive Termination, then, provided the Executive shall have executed the Employment Release, the Executive shall be entitled to:

       (i) all unpaid Base Salary and a prorated Annual Bonus for the fiscal year of the date of termination through the date of termination based on the prior year's Annual Bonus;

      (ii) the Base Salary, at the annualized rate in effect on the date of termination of the Executive's employment (or in the event a reduction in Base Salary is the basis for a Constructive Termination, then the annualized rate of the Base Salary in effect immediately prior to such reduction), for a period of twenty-four (24) months following the date of such termination and, in lieu of any further Annual bonus, and amount equal to $700,000, in each case in substantially equal installments payable not less frequently than semi-monthly in arrears; PROVIDED, that the Company may at any time and from time to time pay the Executive the present value of such salary continuation payments in a lump sum (using as the discount rate the applicable Federal rate for short-term Treasury obligations as published by the Internal Revenue Service for the month in which such termination occurs); and PROVIDED FURTHER, that if a Change in Control is the basis for a Constructive Termination, the salary continuation payments shall be paid in a lump sum without any discount;

    (iii) the right to exercise the Options to the extent vested pursuant to the vesting schedule set forth in Section 6(b), but as provided in Section 6(c), only


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until the third anniversary of the date of the Executive's termination without Cause (other than due to Disability or death) or the Executive's Constructive Termination, as the case may be;

     (iv) cancellation without further payment by the Executive of his obligation to pay the principal and all unpaid accrued interest thereon under the loan;

     (v) any amount earned, accrued or owing to the Executive but not yet paid under Section 8 herein;

     (vi) other or additional benefits in accordance with the plans and programs of the Company referred to in Section 7 herein; and

     (vii) until the earlier of (1) the third anniversary of the date of termination or (2) the date the Executive accepts other employment:

          (A) reimbursement for any employee benefit contribution paid by the Executive or the Executive's family pursuant to COBRA;

          (B) out placement services at the expense of the Company commensurate with those provided to terminated executives of comparable level and made available through and at the facilities of a reputable and experienced vendor; and

          (C) use of personal, financial and legal counseling services through the vendor engaged by the Executive and paid for by the Company, up to a maximum of $20,000 per year.

     If it is determined that any payment or distribution by the Company to the Executive pursuant to Section 9(d) (determined without regard to any additional payments required pursuant to this sentence) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue
Code of 1986, as amended (the "Code"), or by similar provisions of state or local tax laws applicable to the Executive or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax and similar provisions, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive with respect to each Payment an


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additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     (e) VOLUNTARY TERMINATION. In the event of a termination of employment by the Executive on his own initiative ("Voluntary Termination"), other than a termination due to death or Disability or a Constructive Termination, then, provided the Executive shall have executed the Employment Release, the Executive shall be entitled to:

          (i) the Base Salary through the date of termination of his employment;

          (ii) the right to exercise the Options to the extent vested pursuant to the vesting schedule set forth in Section 6(b), but as provided in Section 6(c), only for a period ending three (3) months after the effective date of the Executive's voluntary termination;

          (iii) any amounts earned, accrued or owing to the Executive but not yet paid under Section 8 herein; and

          (iv) other or additional benefits in accordance with the plans or programs of the Company referred to in Section 7 herein.

     In the event of a Voluntary Termination, the Loan shall become due and payable, including any interest accrued, 90 days after such termination.

     (f) EXPIRATION OF TERM. If the Executive continues to be employed by the Company until the expiration of the Term of this Agreement, but does not continue to be employed by the Company after such time, the Executive shall receive as salary continuation payments (i) the Base Salary, at an annualized rate in effect on the date of the expiration of the Term of this Agreement, for a period of twenty-four (24) months following such expiration and (ii) in lieu of any Annual Bonus an amount equal to $700,000, in each case payable in substantially equal installments not less frequently than semi-monthly in arrears; PROVIDED, that the Company may at any time and from time to time pay the Executive the present value of such salary continuation payments in a lump sum (using as the discount rate the then applicable Federal rate for short-term Treasury obligations as published by the Internal Revenue Service for the month in which such termination occurs). In addition, the Loan shall be forgiven without further obligation on the part of the Executive to pay the principal and all unpaid accrued interest thereon. The expiration of the Term of this Agreement shall not constitute termination of the Executive's employment with the Company under any of Sections 9(a), 9(b), 9(c), 9(d) or 9(e) herein and, other than as set forth in this Section 9(f), the Executive shall not be entitled to any other compensation or benefits provided for in this Agreement.

     (g)  OFFSETS.  In the event of any termination of employment under this
Section 9, (i) any remuneration attributable to any subsequent employment with a Direct Competitor that the Executive may obtain and (ii) any amounts due the Company under any claim the Company may have against the Executive may, at the option of the Company, be applied to reduce any amounts due the Executive under this Agreement.

     (h) NATURE OF PAYMENTS. Any amounts due under this Section 9 are in the nature of severance or salary continuation payments considered to be reasonable by the Company and are not in the nature of a penalty.

     (i) ASSIGNMENT. The severance or salary continuation payments hereunder may not be transferred, assigned or encumbered in any manner, either voluntarily or involuntarily, without the prior written consent of the Company.

     (j) EXCLUSIVITY OF SEVERANCE OR SALARY CONTINUATION PAYMENTS. Upon termination of the Executive's employment, he shall not be entitled to any severance or salary continuation payments or benefits from the Company or Holding or any payments by the Company or Holding on account of any claim by him of wrongful termination, including claims under any federal, state or local human and civil rights or labor laws, common law, other than the payments and benefits provided under paragraphs 9(a) through (e) of this
Section 9 depending on the factual circumstances of the termination hereunder.

     (k) TERMINATION AT WILL. Notwithstanding anything herein to the contrary, the Executive's employment with the Company is terminable at will with or without Cause; PROVIDED that the Executive's entitlement to payments and benefits following such termination will depend on the type of termination and therefore be governed by the other provisions of this
Section 9.

     (l) BOARD RESIGNATION. Upon the Executive's cessation of employment with the Company for any reason whatsoever, the Executive shall thereupon be deemed to have resigned from the Board of Holding, the Company and of every Subsidiary on which he shall then be serving, and of any other company in which the Executive is then serving as a director at the request of the Company or Holding, in each case effective as of the date of cessation.

     10.  NON-COMPETITION, NON-SOLICITATION AND PROTECTION OF TRADE SECRETS.

     (a) By and in consideration of the substantial compensation and benefits to be provided by the Company and Holding hereunder, and in further consideration of the Executive's exposure to the proprietary information of the Company, Holding and/or any Affiliate of either of them, the Executive agrees that he shall not, during the Employment Period and for a period equal to the greater of (i) the period during which he is receiving salary continuation payments (or in respect of which a lump-sum salary continuation payment is made) pursuant to this Agreement or (ii) one (1) year after the Employment Period, directly or indirectly own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected in any manner, including but not limited to holding the positions of officer, director, shareholder, consultant, independent contractor, employee, partner, or investor, with any Direct Competitor (as defined below); PROVIDED, HOWEVER, that the Executive may invest in stocks, bonds, or other securities of any corporation or other entity (but without participating in the business thereof) if such stocks, bonds, or other securities are listed for trading on a national securities exchange or NASDAQ and the Executive's investment does not exceed 1% of the issued and outstanding shares of capital stock, or in the case of bonds or other securities, 1% of the aggregate principal amount thereof issued and outstanding. "Direct Competitor" shall mean any of Kmart Corporation, Wal-Mart

Stores, Inc., Sears Roebuck and Co., Dayton Hudson Corp., or Current Employer or any Affiliate of any of them; PROVIDED, that Current Employer and Affiliates thereof shall only be deemed to be Direct Competitors in the event of a Voluntary Termination.

     (b) The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary and that, by reason of his employment hereunder, he may acquire confidential information and trade secrets concerning the operations of the Company, Holding and/or any Affiliate of either of them. Accordingly, the Executive agrees that he will not, except in the good faith performance of his duties on behalf of the Company or Holding, and not inconsistent with his fiduciary duties owed to the Company or Holding, disclose on or after the date hereof any secret or confidential information that he has learned by reason of his association with the Company, Holding and any Subsidiary, or use any such information to the detriment of the Company, Holding and any Subsidiary, so long as such confidential information or trade secrets have not become generally known through no fault of the Executive, provided that, if required to be disclosed pursuant to a court order or legal process, the Executive shall give the Company timely notice of such order or process and cooperate with the Company to avoid or limit such disclosures.

     (c) The Executive further agrees that he will not, at any time during the Employment Period, and for a period of two years thereafter, directly or indirectly solicit or induce any of the employees of the Company, Holding or any Subsidiary to terminate their employment with the Company, Holding or any Subsidiary.

     (d) The Executive agrees that any material breach of the terms of this Section would result in irreparable injury and damage to the Company, Holding or any Subsidiary for which the Company, Holding or any Subsidiary would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any reasonable threat of material breach, the Company, Holding or any Subsidiary shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive. The terms of this paragraph shall not prevent the Company, Holding or any Subsidiary from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages. The Executive, Holding and the Company agree that the provisions of this Section are reasonable. Should a court or arbitrator determine, however, that any provision of this Section is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that this Section shall be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

     (e) The provisions of this Section 10 shall survive any termination of this Agreement, and the extension of any claim or cause of action by the Executive against the Company, Holding or any Subsidiary, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company, Holding or any Subsidiary of the covenants and agreements of this Section.

     11. REPRESENTATIONS OF THE EXECUTIVE. The Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there is no agreement or understanding, written or oral, between the Executive and Current Employer pertaining to employment non-competition, disclosure of confidential information and/or trade secrets or other restrictions preventing the performance of his duties hereunder.

     12. EFFECT OF AGREEMENT ON OTHER BENEFITS. Except as specifically provided in this Agreement, the existence of this Agreement shall not prohibit or restrict the Executive's entitlement to full participation in the employee benefit and other plans or programs in which senior-level executives of the Company are eligible to participate generally (PROVIDED, however, that notwithstanding anything to the contrary in this Agreement, the Executive may not participate in any such plans or programs pertaining to severance or salary continuation payments, or stock options, stock awards or other equity-based forms of compensation).

     13. ASSIGNABILITY; BLINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in the case of the Executive) and assigns. No right or obligation of the Company or Holding, as the case may be, under this Agreement may be assigned or transferred by the

Company or Holding, as the case may be, except that such right or obligation may be assigned or transferred pursuant to a merger or consolidation in which the Company or Holding, as the case may be, is not the continuing entity, or pursuant to the sale or liquidation of all or substantially all of the assets or business of the Company or Holding, as the case may be, provided that the assignee or transferee is the successor to all or substantially all of the assets or business of the Company or Holding, as the case may be, and such assignee or transferee assumes the liabilities, obligations and duties of the Company or Holding, as the case may be, as contained in this Agreement, either contractually or as a matter of law. Each of the Company and Holding further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall exercise reasonable efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company and Holding hereunder. No right or obligation of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of the law, except as provided herein. Nothing in this Section 14 shall be deemed to affect the Executive's rights under this Agreement following a Change in Control.

     14. REPRESENTATIONS OF THE COMPANY. Each of Holding and the Company represents and warrants that it is fully authorized and empowered by action of its Board or a duly authorized committee thereof to enter into this Agreement, that the Agreement is the valid and binding obligation of the Company enforceable against the Company in accordance with the terms herein, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws of general application affecting creditors' rights generally and by equitable principles and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

     15.  ENTIRE AGREEMENT.   This Agreement contains the entire understanding
and agreement between the parties hereto concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

     16. AMENDMENT OR WAIVER. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of each of the Company and Holding. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company or Holding, as the case may be.

     17. SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, in any jurisdiction the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law in such jurisdiction, and such invalidity or unenforceability shall have no effect in any other jurisdiction.

     18. BENEFICIARIES/REFERENCES. The Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company and Holding written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

     19. GOVERNING LAW/JURISDICTION. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Illinois without reference to principles of conflict of laws.

     20. CONFIDENTIALITY; PRESS RELEASE. The Executive shall not disclose the contents of this Agreement to Current Employer or to any other potential employer except as may be required by enforceable legal process or to the extent there is public disclosure made by the Company or Holding of such matters. The Executive shall use his best efforts to arrange an opportunity for the Company or its designee to coordinate any press release with his present employer.

     21. NOTICES. Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or, if sent by certified or registered mail, postage prepaid, return receipt requested, five days after being sent duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice.

If to the Company
or Holding:            Montgomery Ward & Co., Incorporated
                       Montgomery Ward Plaza
                       Chicago, IL  60671
                       Attention:  General Counsel

If to the Executive:   Roger V. Goddu
                       930 Olentangy Road
                       Franklin Lakes, New Jersey  07417

                       With a copy to :

                       Buchalter, Nemer, Fields & Younger
                       601 S. Figueroa Street
                       Suite 2400
                       Los Angeles, CA  90017

                       Attention:  Stuart D. Buchalter, Esq.

     22. WITHHOLDING. All amounts required to be paid by the Company herein shall be subject to reduction in order to comply with applicable Federal, state and local tax withholding requirements.

     23. HEADINGS. The headings of the sections contained in this Agreement are for convenience of reference only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     24. COUNTERPARTS. THis Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.

                  MONTGOMERY WARD & CO., INCORPORATED


_________________      By:__________________________
Witness                   Name:
                          Title:

                  MONTGOMERY WARD HOLDING CORP.

_________________      By:__________________________
Witness                   Name:
                          Title:

_________________         __________________________
Witness                   Roger V. Goddu